===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Cortex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                          CORTEX PHARMACEUTICALS, INC.
                             15231 Barranca Parkway
                            Irvine, California 92618

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 16, 2002

To the Stockholders of Cortex Pharmaceuticals, Inc.:

          The Annual Meeting of Stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Monday, December 16, 2002 at 10:30 a.m. Pacific Time, to consider and vote on the following matters described in the attached Proxy Statement:

         (1) The election of five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

         (2) To approve an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of Common Stock issuable thereunder by 3,500,000 shares, bringing the total number of shares issuable thereunder to 7,074,359 (Proposal 2);

         (3) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2003 (Proposal 3); and

         (4) Such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on October 24, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

         The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

                                              By Order of the Board of Directors

                                              Maria S. Messinger, CPA
                                              Secretary

Irvine, California
November 5, 2002

                          CORTEX PHARMACEUTICALS, INC.
                             15231 Barranca Parkway
                            Irvine, California 92618


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held December 16, 2002
                                   10:30 a.m.


Solicitation and Revocation of Proxies

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

         The person named as proxy was designated by the Board of Directors and is a director of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the amendment to the Company's 1996 Stock Incentive Plan, and FOR the ratification of Ernst & Young LLP as the Company's independent auditors.

         Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

         This Proxy Statement and proxy are being mailed to stockholders of the Company on or about November 5, 2002. The mailing address of the executive offices of the Company is 15231 Barranca Parkway, Irvine, California 92618.

Voting at the Meeting

         Only record holders of Common Stock of the Company at the close of business on October 24, 2002, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were 16,853,659 shares of the Company's Common Stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain or withhold their vote, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-vote" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. The effect of proxies marked "withheld" as to any director nominee or "abstain" as to a particular proposal and broker non-votes on proposals Nos. 1, 2, and 3 is discussed under each respective proposal.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The persons named in the enclosed proxy will vote to elect the five (5) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

         The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. The Company's Board of Directors recommends that you vote FOR the election of each of the nominees named below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Broker non-votes and proxies marked "withheld" as to one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Board of Directors:

Nominees for Director

         Robert F. Allnutt, 67, has been a director since December 1995 and served as Chairman of the Board from February 1999 until the appointment of Roger G. Stoll, Ph.D. on August 13, 2002. Since February 1995, Mr. Allnutt has been a senior counselor for APCO Worldwide, Inc., a public affairs and strategic communications company. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from 1985 until 1995 and was Vice President for Governmental Relations of Communications Satellite Corporation from May 1984 until May 1985. Prior to 1984, Mr. Allnutt held numerous positions in the Federal Government for 25 years, including 15 years at NASA, where his positions included Associate Deputy Administrator, the third ranking position in the agency. Mr. Allnutt is a director of Questcor Pharmaceuticals, Inc., a developer and marketer of prescription pharmaceuticals. He also serves as a member of the Board of Directors of the National Medals of Science and Technology Foundation. Mr. Allnutt holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. and L.L.M. degrees from George Washington University.

         Charles J. Casamento, 57, was elected to the Board of Directors of the Company in July 1997. Since June 1993, Mr. Casamento has been Chairman, President and Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company based in Union City, California. Prior to that, he was President and Chief Executive Officer of Interneuron Pharmaceuticals, a neuropharmaceutical company, from its founding in March 1989 until May 1993. From January 1986 to March 1989, he was Senior Vice President and General Manager, Pharmaceuticals & Biochemicals at Genzyme Corp., a biotechnology company. From 1970 through 1985, Mr. Casamento held senior management positions in marketing, finance and business development at Sandoz, F. Hoffman-La Roche, Johnson & Johnson and American Hospital Supply Corp., where he was Vice President, Business Development and Strategic

Planning for the Critical Care Division. He holds a B.S. in Pharmacy and an M.B.A. from Fordham University and is a licensed pharmacist.

         Carl W. Cotman, Ph.D., 62, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman has been a Professor of Psychobiology, Neurology, and Psychiatry at the University of California, Irvine since 1985. He was a Professor of Psychobiology and Neurology at that University from 1983 to 1985, and has held various other teaching and research positions at that University since 1968. He chaired the Scientific Advisory Council of the American Paralysis Association and is a member of numerous professional associations and committees, including the Council of the American Society for Neurochemistry, the National Institute of Aging Task Force, the American Association for the Advancement of Science and the International Society for Neurochemistry. Dr. Cotman has served on the editorial boards of numerous scientific journals and has authored or co-authored seven books and over 400 articles in the fields of neurobiology, memory and cognition, and the recovery of function after brain injury. Dr. Cotman holds a B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

         M. Ross Johnson, Ph.D., 57, has served as a director of the Company since April 2002. Dr. Johnson is currently Chief Executive Officer and President of Parion Sciences, Inc., a pharmaceutical company that he co-founded in 1999. From 1995 to 1999, Dr. Johnson served as President, CEO and CSO of Trimeris Inc., a pharmaceutical company that he took public in 1997. From 1987 to 1994, he served as Vice President of Chemistry at Glaxo Inc., where he was part of the original scientific founding team for Glaxo's research entry into the United States. From 1971 to 1987, Dr. Johnson served in key scientific and research management positions with Pfizer Central Research. Dr. Johnson also currently holds board positions with ChemCodes, a privately-held pharmaceutical company, the board of governors of Research Triangle Institute and the University of North Carolina Education Advancement Board. He received his B.S. from the University of California, Berkeley, and a Ph.D. in Organic Chemistry from the University of California at Santa Barbara.

         Roger G. Stoll, Ph.D., 60, has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. From 1998 to January 2001, Dr. Stoll served as Executive Vice President at Fresenius Medical Care-North America, with responsibility for the Dialysis Products Division. From 1991 to 1998, he served as President and CEO of Ohmeda Inc., a pharmaceutical and medical products company with worldwide sales of approximately $1 billion. From 1986 to 1991, Dr. Stoll served as a senior executive at Bayer AG, where he rose to the position of Executive Vice President and General Manager of the worldwide diagnostic business group. From 1976 to 1986, Dr. Stoll held positions of increasing responsibility at the American Critical Care division of American Hospital Supply Corporation (now Baxter International), including President of American Critical Care from 1981 to 1986. He started his industrial career in 1972 at The Upjohn Company, where he conducted Phase I - IV clinical pharmacology studies in humans. He obtained his B.S. in pharmacy from Ferris State University and a Ph.D. in biopharmaceutics from the University of Connecticut. He also carried out post-doctoral studies in pharmacokinetics at the University of Michigan and has published over 30 scientific papers and contributed chapters in textbooks in the field of drug kinetics. Dr. Stoll serves on the board of directors of Agensys, Inc., a privately held biotechnology company specialized in cancer therapy; Lifepoint, Inc., a publicly held diagnostics company specializing in point of care testing for drugs of abuse; and Questcor Pharmaceuticals, Inc., a publicly held company focused on specialty pharmaceuticals.

Director Compensation

     During the fiscal year ended June 30, 2002, each non-employee director was entitled to receive $2,500 at each Board of Directors meeting attended, and an additional $750 annual retainer for each committee on which he served. The Chairman of the Board was entitled to receive $3,000 at each Board of Directors meeting attended and an additional $750 annual retainer for each committee on which he served.

     The Board of Directors has elected to forego all cash payments of director compensation for Board of Directors meetings held from August 2002 through December 2002. Instead, on August 13, 2002, each non-employee director received additional nonqualified options to purchase an aggregate of 15,000 shares of Common Stock upon substantially the same terms and conditions of the formula nonqualified option grants described below, with the exception that the options issued on August 13, 2002 vested immediately upon the date of grant.

     The Board of Directors has also elected to forego all cash payments of director compensation for Board meetings held in calendar year 2003. In lieu of those payments, on the date of the 2002 Annual Meeting of Stockholders, non-employee directors will receive nonqualified options to purchase an aggregate of 30,000 shares of Common Stock. These options will have the same terms and conditions of the formula nonqualified option grants described below, with the exception that the options will vest in increments of 5,000 shares at each of the six anticipated Board meetings for calendar year 2003.

     Under the Company's 1996 Stock Incentive Plan, during the fiscal year ended June 30, 2002, each non-employee director was automatically granted options to purchase 30,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 10,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. Commencing with the fiscal year ending June 30, 2003, the Board of Directors approved an increase in the number of options granted to non-employee directors on the date of each Annual Meeting of Stockholders from 10,000 shares to 25,000 shares. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33% on each anniversary date of the dates of grant, and are otherwise subject to the terms and provisions of the 1996 Stock Incentive Plan.

     The above cash compensation and nonqualified option grants do not apply to non-employee directors who serve on the Board of Directors to oversee an investment in the Company. Compensation for such non-employee directors, if appropriate, will be determined separately.

Executive Officers

     Dr. Stoll was appointed as the President and Chief Executive Officer of the Company on August 13, 2002.

During the fiscal year ended June 30, 2002, and until August 13, 2002, Dr. Vincent F. Simmon served as the President and Chief Executive Officer of the Company. The biographical summary for Dr. Stoll has been presented earlier. As of June 30, 2002, the other Executive Officers of the Company included Maria S. Messinger, James H. Coleman, Gary A. Rogers, Ph.D. and Joann L. Data, M.D., Ph.D.

         Maria S. Messinger, 35, was appointed Vice President, Chief Financial Officer and Corporate Secretary of the Company in December 1999. She has served as Controller of the Company since September 1994. From August 1989 to September 1994, Ms. Messinger served in a progression of positions at Ernst & Young LLP, including her most recent position as an Audit Manager. She holds a B.A. from the School of Business Administration and Economics at California State University, Fullerton and is a Certified Public Accountant in the state of California.

         James H. Coleman, 61, became Senior Vice President of Business Development in May 2000. Prior to joining Cortex, Mr. Coleman was President and Senior Partner of Diversified Healthcare Management, Inc. (DHM), a biopharmaceutical and biotechnology consulting firm that he founded in 1997. From March 1999 to May 2000, Cortex was a client of DHM. During 1996, Mr. Coleman served as Vice President of Commercial Development at CoCensys, Inc., a biotechnology company, where he directed strategic planning and external business development. Mr. Coleman was also employed as an executive at Pharmacia & Upjohn, Inc. for over 25 years, where he acquired extensive management expertise in new product development, global strategic marketing, sales, CNS research and clinical research trial methodologies. Mr. Coleman holds a B.S. in Applied Biology from the University of Rhode Island.

         Gary A. Rogers, Ph.D., 57, was appointed Senior Vice President, Pharmaceutical Research in July 2000 and has served as Vice President, Pharmaceutical Discovery since June 1995. In February 1994, he founded Ligand Design, a private contract design and synthesis firm located in Santa Barbara. From 1987 to 1994, Dr. Rogers served as an Associate Research Biochemist at the University of California, Santa Barbara. Prior to that, he held a succession of research and faculty positions at universities in the United States and abroad, including three years as an Adjunct Professor of bio-organic chemistry under Dr. Paul Boyer at the University of California, Los Angeles and four years as an Assistant Professor at the University of Texas. Dr. Rogers is a co-inventor of the AMPAKINE(R) family of AMPA receptor modulating compounds. He holds a B.S. degree in organic chemistry from the University of California, Los Angeles and a Ph.D. in Bio-organic Chemistry from the University of California, Santa Barbara.

         Joann L. Data, M.D., Ph.D., 58, has served as the Company's Senior Vice President, Clinical Development and Regulatory Affairs since May 2002. Dr. Data also currently serves as Senior Vice President of Regulatory Affairs and Quality Assurance at Amylin Pharmaceuticals Inc., a biopharmaceutical company, a position that she has held since August 1999. From September 1996 to July 1999, Dr. Data held the position of Executive Vice President of Clinical Development and Regulatory Affairs of CoCensys, Inc., a biopharmaceutical company. Prior to that period, from August 1990 to August 1996 and from September 1976 to October 1980, Dr. Data held various positions with The Upjohn Company, a global provider of human healthcare products, animal health products, diagnostics and specialty products, where she became Corporate Vice President for Worldwide Pharmaceutical Regulatory Affairs and Project Management in 1993. From November 1980 through August 1990, Dr. Data held various positions at Burroughs-Wellcome Co. and Hoffman-La Roche prior to returning to The Upjohn Company. Dr. Data received her B.S. from Purdue University, her M.D. from Washington University School of Medicine and her Ph.D. from Vanderbilt University. Dr. Data conducted her internship and residency in internal medicine at the State University of New York at

Buffalo, and held a fellowship in clinical pharmacology and an instructorship in medicine and pharmacology at Vanderbilt University before beginning her pharmaceutical career with The Upjohn Company. Dr. Data is a member of several medical societies including the American Society for Clinical Pharmacology of which she was President. She serves on the editorial boards of the Journal of Clinical Pharmacology and Experimental Therapeutics, the Journal of Pharmaceutical Medicine and the Journal of Pharmacology and Therapeutics. Dr. Data has authored numerous peer-reviewed scientific publications. She has been elected to Who's Who in American Women.

Other Key Employees

         Ursula V. Staubli, Ph.D., 50, was named Vice President of Biological Research in June 1999. From June 1993 to May 1999, Dr. Staubli was Associate Professor at the Center for Neural Science at New York University ("NYU"). While at NYU, she served as a consultant to the Company. Prior to June 1993, she held teaching and research positions at McGill University and the University of California, Irvine. A recipient of numerous pre- and post-doctoral fellowships and grants, Dr. Staubli has published more than 60 scientific papers. She received her B.S. in Behavioral Sciences and Ph.D. in Neurobiology from ETH-Zurich (Swiss Federal Institute of Technology).

Scientific Directors and Consultants

         In addition to Dr. Cotman, the other Scientific Director of the Company is Gary S. Lynch, Ph.D. Arvid M. Carlsson, M.D., Ph.D. serves as a Consultant to the Board of Directors.

         Gary S. Lynch, Ph.D., 59, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987 and served as a director of the Company from March 1988 to March 1989 and again from December 1994 to December 1995. Dr. Lynch has been a Professor in the Department of Psychology at the University of California, Irvine since 1981, and has held various other teaching and research positions at that University since 1969. He is a Professor at the University's Center for the Neurobiology of Learning and Memory. Dr. Lynch is a member of the Neuroscience Society and the International Brain Research Organization. He also serves on the Advisory board of the Cognitive Neurosciences Institute. Dr. Lynch has authored or co-authored over 500 articles and a number of books in the areas of neurobiology, cognition and memory. Dr. Lynch holds a B.A. in Psychology from the University of Delaware and a Ph.D. in Psychology from Princeton University. He is a co-founder of Synaptic, Inc., Tensor Biosciences and Thuris Corporation, all privately-held companies.

         Arvid Carlsson, M.D., Ph.D., 79, has been a consultant to the Company since April 2002. A co-recipient of the 2000 Nobel Prize for Medicine, Dr. Carlsson is currently Chief Executive Officer of Carlsson Research, a development stage neuroscience company that grew out of his research in the Department of Pharmacology at the University of Goteborg, Sweden. Dr. Carlsson is Professor Emeritus at the University of Goteborg, and is a member of the Swedish Academy of Sciences and a foreign affiliate of the U.S. National Academy of Sciences. Dr. Carlsson has authored several hundred articles, which have helped to form the basis of modern neuropsychopharmacology. In 1975, he was elected as a Foreign Corresponding Fellow of The American College of Neuropsychopharmacology. In addition to the Nobel Prize, he has been the recipient of The Japan Prize in Psychology and Psychiatry, The Research Prize of the Lundbeck Foundation (Denmark) and the Lieber Prize (USA) for research in schizophrenia. Dr. Carlsson's memberships include Member of the Academia Europaea, Member of the Royal Swedish Academy of Sciences, Honorary Fellow of the World Federation of Societies of Biological Psychiatry, Honorary Foreign Associate of the Institute of Medicine, National Academy of Sciences, U.S.A. and Honorary Member of the German Society of Biological Psychiatry. Dr. Carlsson received his M.D. and Ph.D. in Pharmacology from the University of Lund, Sweden.

Board Committees

         The Board of Directors of the Company has a standing Compensation Committee and Audit Committee. The Board of Directors does not have a standing Nominating Committee. The functions of the Compensation Committee include administering the Company's stock plans and advising the Board of Directors on officer compensation and on employee compensation generally. The Compensation Committee held one (1) meeting during fiscal 2002 and was comprised of Mr. Casamento as Chairman of the Committee, and Drs. Cotman, Johnson and Stoll. After Dr. Stoll's appointment as Chairman, President and Chief Executive Officer in August 2002, the Compensation Committee was reconstituted to include Dr. Johnson as Chairman of the Committee, Dr. Cotman and Mr. Allnutt.

         The Audit Committee operates under a written charter and meets with the Company's independent auditors to prepare for and to review the results of the annual audit and discuss the financial statements. The Audit Committee recommends to the Board the independent auditors to be retained and receives and considers the auditor's comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the year ended June 30, 2002, the Audit Committee consisted of Mr. Allnutt, Mr. Casamento and Dr. Stoll. In August 2002, Dr. Stoll was appointed as Chairman, President and Chief Executive Officer of the Company. At that time, the Audit Committee was reconstituted to include Mr. Casamento as Chairman of the Committee, Mr. Allnutt and Dr. Johnson. None of Mr. Casamento, Mr. Allnutt and Dr. Johnson are or have been officers or employees of the Company and in all other respects meet the qualifications prescribed by the rules of The American Stock Exchange for members of audit committees. The Audit Committee held one (1) meeting during the year ended June 30, 2002 to discuss the annual audit with the Company's independent auditors. However, at each of the in-person meetings of the Board of Directors held during the year ended June 30, 2002, the Company provided the Audit Committee with an update of the Company's financial condition and a review of its most recent interim financial statements.

Attendance at Meetings

         During the fiscal year ended June 30, 2002, the Board of Directors held a total of ten (10) meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board and of the committees of which he was a member.

Executive Compensation

         The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 2002, to the Company's Chief Executive Officer, Chief Financial Officer, Senior Vice President of Business Development, Senior Vice President of Pharmaceutical Research and Senior Vice President, Clinical Development and Regulatory Affairs (collectively, the "Named Executive Officers").

                           Summary Compensation Table


                                                                                                 Long Term
                                                   Annual Compensation                      Compensation Awards
                                               --------------------------             -------------------------------
                                                                                      Securities
                                                                                      Underlying
Name and                                                              Other Annual    Options/          All Other
Principal Position              Year   Salary ($)    Bonus ($)      Compensation ($)  SARs(#)       Compensation($)(9)
----------------------------------------------------------------------------------------------------------------------
Vincent F. Simmon, Ph.D. (1)    2002      270,087           --                  --          --               --
President, Chief                2001      261,385       82,875                  --     220,000               --
Executive Officer               2000      220,000       75,000                  --     150,000               --

Maria S. Messinger, CPA (2)     2002      136,815           --                  --          --               --
Vice President, Chief           2001      143,303       30,000                  --      40,000               --
Financial Officer and           2000      106,042       25,000                  --      40,000               --
Corporate Secretary

James H. Coleman (3)            2002      187,391           --                  --      50,000               --
Senior Vice President,          2001      180,000       40,000                  --          --               --
Business Development            2000       16,048           --             150,000 (4) 175,000(5)            --

Gary A. Rogers, Ph.D. (6)       2002      185,833       35,000                  --      40,000               --
Senior Vice President,          2001      166,380       44,500                  --     100,000               --
Pharmaceutical Research

Joann L. Data, M.D., Ph.D. (7)  2002        9,167           --              46,750(8)  150,000               --
Senior Vice President,
Clinical Development and
Regulatory Affairs

----------------
(1) Dr. Simmon resigned as President and Chief Executive Officer of the Company on August 13, 2002.
(2) Ms. Messinger was appointed Vice President and Chief Financial Officer in December 1999. The table includes the compensation paid by the Company to Ms. Messinger in her capacity as Controller during the fiscal year ended June 30, 2000, prior to her appointment.
(3) Mr. Coleman was appointed Senior Vice President, Business Development in May 2000. Prior to his employment at Cortex, Mr. Coleman served as a consultant to the Company from March 1999.
(4) Other Annual Compensation to Mr. Coleman represents the consulting fees paid to Diversified Healthcare Management during the fiscal year ended June 30, 2000, prior to his employment at the Company.
(5) Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.
(6) Dr. Rogers was appointed Senior Vice President, Pharmaceutical Research in July 2000. The table includes compensation paid by the Company to Dr. Rogers in his capacity as Vice President of Pharmaceutical Discovery prior to his appointment.
(7) Dr. Data was appointed Senior Vice President, Clinical Development and Regulatory Affairs in May 2002.
(8) Other Annual Compensation to Dr. Data represents fees for consulting services prior to her appointment.

(9) Does not reflect certain personal benefits, which in the aggregate are less than 10% of each Named Executive Officer's salary and bonus.

Option Matters

         Option Grants. The following table sets forth certain information concerning grants of stock options to the Company's Named Executive Officers in the Summary Compensation Table during the fiscal year ended June 30, 2002.

                        Option Grants in Last Fiscal Year

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                    Annual Rates of Stock Price
                                                                                           Appreciation
                                Individual Grants                                         For Option Term

----------------------------------------------------------------------------------  ---------------------------
                            Number of    % of Total
                            Securities   Options
                            Underlying   Granted to
                            Options      Employees in    Exercise       Expiration
Name                        Granted(#)   Fiscal Year (1) Price($/Sh)    Date                5%($)        10%($)
---------------------------------------------------------------------------------------------------------------
Vincent F. Simmon, Ph.D.          --            --                --            --             --            --

Maria S. Messinger, CPA           --            --                --            --             --            --

James H. Coleman              50,000            14%             2.11      10/09/11         66,348       168,140

Gary A. Rogers, Ph.D.         40,000            11%             2.78      12/11/11         69,933       177,224

Joann L. Data, M.D., Ph.D.   150,000            42%             2.53      05/01/12        238,666       604,825

-----------------
(1) Options to purchase an aggregate of 353,157 shares of Common Stock were granted to employees, including the Named Executive Officers, during the fiscal year ended June 30, 2002.

         Option Exercises. None of the Named Executive Officers exercised options during the fiscal year ended June 30, 2002. The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2002. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and $1.65, the closing price of Common Stock on June 28, 2002, as reported by The American Stock Exchange.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                           Value Realized($)
                                               (market price    Number of Securities      Value of Unexercised
                                                 at exercise   Underlying Unexercised         In-the-Money
                           Shares Acquired     less exercise    Options at FY-End(#)      Options at FY-End($)
Name                        on Exercise(#)            price) Exercisable Unexercisable Exercisable  Unexercisable
-----------------------------------------------------------------------------------------------------------------
Vincent F. Simmon, Ph.D.                 0           $     0     523,334       146,666 $   509,526    $    10,752

Maria S. Messinger, CPA                  0                 0      65,001        39,999      56,009         12,066

James H. Coleman                         0                 0     133,334 (1)    91,666           0              0

Gary A. Rogers, Ph.D.                    0                 0     116,001       123,332      93,067         15,083

Joann L. Data, M.D., Ph.D.               0                 0      37,500       112,500           0              0

----------------------

    (1) Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.

Employment and Consulting Agreements

         Vincent F. Simmon, Ph.D. joined the Company as President and Chief Executive Officer in May 1996 and resigned from his positions at the Company on August 13, 2002. His employment agreement, as amended, called for a base salary of $270,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, in cash and/or equity equal to between 15% and 50% of his base salary, subject to annual review by the Compensation Committee. In connection with his employment, Dr. Simmon was granted options to purchase 180,000 shares of Common Stock at an exercise price of $5.625 per share, representing 100% of the fair market value as of the date of grant. The options vested monthly over a three-year period commencing one month from the date of grant and had a ten-year term. In December 1998, the exercise price of these options was restated to $0.375 per share. The restated options vested in three equal installments over a two-year period, with the first installment vested on the date of grant. In connection with his resignation on August 13, 2002, the Company agreed to make severance payments to Dr. Simmon in the aggregate amount of $333,000, with $63,000 paid immediately following the resignation and the balance to be paid in equal monthly installments commencing August 31, 2002 and continuing through August 15, 2003. In addition, the Company agreed to extend the exercisability of his outstanding vested options for a period expiring on the earlier of (i) one year from his resignation date or (ii) the date of the consummation of a transaction involving the sale of substantially all of the assets of the Company or a majority of its shares of capital stock.

         Roger G. Stoll, Ph.D. has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company on August 13, 2002. His employment agreement includes a three-year term and calls for a base salary of not less than $240,000 per year, subject to increase based on an annual review by the Board of Directors. In lieu of reimbursement for significant relocation expenses, for the initial twelve-month period of his employment, Dr. Stoll will be paid a monthly expense allowance of up to $6,000. In connection with his employment, Dr. Stoll was granted options to purchase 600,000 shares of Common Stock at an exercise price of $0.78 per share, representing 100% of the fair market value as of the date of grant. Of the 600,000 options granted, 200,000 options vested immediately. The remaining 400,000 options shall vest in monthly equal increments over a four-year period commencing August 13, 2003, subject to accelerated vesting based upon the achievement of certain pre-determined milestones. Under the terms of his employment agreement, in the event of termination of his employment, under certain circumstances Dr. Stoll is entitled to compensation equal to the lesser of (a) his then current salary for the balance of the agreement's term or (b) twelve-months of his then current salary.

         Maria S. Messinger joined the Company as Controller in September 1994 and was named as Vice President, Chief Financial Officer and Corporate Secretary in December 1999. Under the terms of her severance agreement, in the event of termination of her employment, under certain circumstances Ms. Messinger is entitled to receive compensation equal to her annual base salary, which is currently $150,000.

         James H. Coleman joined the Company as Senior Vice President, Business Development in May 2000. His employment agreement calls for a base salary of at least $180,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, equal to between 15% and 50% of his base salary. Currently, Mr. Coleman receives an annual salary of $190,000. In the event of termination of his employment, Mr. Coleman is entitled, under certain circumstances, to receive compensation of twelve months of his then current salary. In connection with his employment, Mr. Coleman was granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.02 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term.

         Gary A. Rogers, Ph.D. joined the Company as Vice President, Pharmaceutical Discovery in June 1995 and was named Senior Vice President in July 2000. Under the terms of his employment agreement, Dr. Rogers is eligible to receive a bonus of between 10% and 30% of his annual base salary, depending upon achievement of pre-determined milestones. Currently, Dr. Rogers receives an annual base salary of $190,000. Additionally, in the event that the Company commercializes a compound developed by or under the supervision of Dr. Rogers, he may be eligible to receive royalties based on net sales, as defined and subject to adjustment, of products containing that compound. In the event that Dr. Rogers' employment is terminated, under certain circumstances he is entitled to compensation equal to eighteen months of his then current salary.

         Joann L. Data, M.D., Ph.D. joined the Company as Senior Vice President, Clinical and Regulatory Affairs in May 2002. Dr. Data currently provides part-time service to the Company, while fulfilling commitments to her existing employer. As a result, her base salary of $200,000 and minimum annual bonus of $50,000, as stipulated under her employment agreement, are paid on a pro-rated basis. Dr. Data also is eligible for an additional bonus based upon her achievement of mutually agreed-upon targets. In the event that Dr. Data's employment is terminated, under certain circumstances she is entitled to compensation equal to twelve months of her then current salary. In connection with her employment, Dr. Data was granted options to purchase 150,000 shares of Common Stock at an exercise price of $2.53 per share, representing 100% of the fair market value as of the date of grant. Of the options granted, 25% vested immediately at the date of grant with the remaining options vesting in equal installments over a three-year period. The options have a ten-year term.

         Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company. Dr. Lynch receives a consulting fee of $30,000 per year and Dr. Cotman receives a consulting fee of $23,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month.

Compensation Committee Interlocks and Insider Participation

         The members of the Company's Compensation Committee during the fiscal year ended June 30, 2002 consisted of Mr. Charles J. Casamento and Drs. M. Ross Johnson, Roger G. Stoll, and Carl W. Cotman, none of whom has served as an executive officer or employee of the Company or any of its subsidiaries for the five years ended June 30, 2002.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

         The Company's compensation policies applicable to its executive officers are administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently made up of three non-employee directors. For the fiscal year ended June 30, 2002, the Compensation Committee was comprised of Mr. Charles J. Casamento and Drs. M. Ross Johnson, Roger G. Stoll and Carl W. Cotman. After Dr. Stoll's appointment as Chairman, President and Chief Executive Officer of the Company in August 2002, the Compensation Committee was reconstituted to include Dr. M. Ross Johnson, Dr. Carl W. Cotman and Mr. Robert F. Allnutt.

         The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value. The programs are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. The following report on executive compensation is furnished by the Compensation Committee for the year ended June 30, 2002.

General Compensation Policy

         The Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's success and to provide such executives with performance-based incentives tied to the achievement of Company milestones. One of the primary objectives is to have a substantial portion of each executive officer's total compensation contingent upon the Company's performance as well as upon the individual's contribution to the Company's success as measured by his or her personal performance. Accordingly, each executive officer's compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash and tied to the Company's achievement of certain goals; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company's stockholders.

Factors

         The principal factors that the Compensation Committee considered in establishing the components of each executive officer's compensation package for the fiscal year ended June 30, 2002 are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

         Base Salary

               The base salary levels for the executive officers were recommended by the Compensation Committee and established by the Board of Directors for the fiscal year ended

         June 30, 2002 on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Compensation Committee did not rely upon any specific survey for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

         Annual Incentive Compensation

               Executive officers have an opportunity to earn annual incentives based upon performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For fiscal year ended June 30, 2002, the performance targets for the executive officers included securing an additional strategic alliance, completing a private placement of the Company's Common Stock, broadening the Company's technology base and achieving progress milestones in clinical trials. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question.

         Long-term Incentive Compensation

               The 1996 Stock Incentive Plan also provides the Compensation Committee with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer's tenure, level of responsibility and relative position in the Company. Stock options totaling 365,157 shares were granted to employees and consultants during the fiscal year ended June 30, 2002, of which 240,000 were granted to the executive officers. The exercise price for the stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 33% per year starting on the anniversary date of the option grant and are contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employment and the market price of the Company's Common Stock appreciates over the option term.

CEO Compensation

         The salary and performance bonus of Dr. Vincent Simmon, the Company's Chief Executive Officer, is determined in accordance with Dr. Simmon's Employment Agreement with the Company (see "Employment and Consulting Agreements," above). Effective May 15, 2001, the Compensation Committee increased Dr. Simmon's base salary from $255,000 to $270,000. For the fiscal year ended June 30, 2002, Dr. Simmon's compensation did not include a performance bonus.

Policy Regarding Section 162(m) of the Internal Revenue Code

         The Compensation Committee has reviewed the Company's executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for compensation paid to any of the Company's executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders. The Compensation Committee continually reviews the Company's existing executive compensation plans and will propose changes, if necessary and reasonable, to ensure compliance with the provisions of Section 162(m) that allow performance-based compensation to be excluded from the deduction limits.

                                                  Respectfully submitted,

                                                  Charles J. Casamento, Chairman
                                                  Carl W. Cotman
                                                  M. Ross Johnson
                                                  Roger G. Stoll



Stock Performance Graph

         Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of The American Stock Exchange Composite Index and an industry peer group identified by the Company (the "Peer Group Index"). The Peer Group Index consists of Axonyx, Inc., Diacrin Inc., Interneuon Pharmaceuticals, Inc., Neotherapeutics, Inc., Neurobiological Technologies, Inc., StemCells, Inc., Synaptic Pharmaceuticals Corporation and Titan Pharmaceuticals, Inc. The Peer Group Index return consists of the weighted returns of each component issuer according to such issuer's respective stock market capitalization at the beginning of each period for which a return is indicated.

         The graph assumes an investment of $100 in the Company's Common Stock on July 1, 1997, and an investment in each of The American Stock Exchange Composite Index and the Peer Group Index of $100 on July 1, 1997. The graph covers the five-year period through June 30, 2002.

         The calculation of cumulative stockholder return for The American Stock Exchange Composite Index and the Peer Group Index includes the reinvestment of dividends. The calculation of cumulative stockholder return on the Company's Common Stock does not include reinvestment of dividends because the Company did not pay dividends on the Common Stock during the measurement period. The performance shown is not necessarily an indicator of future price performance.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG CORTEX PHARMACEUTICALS, INC.,
                     AMEX MARKET INDEX AND PEER GROUP INDEX

--------------------------------------------------------------------------------
                                 1997    1998     1999     2000    2001   2002
--------------------------------------------------------------------------------
CORTEX PHARMACEUTICALS, INC.    100.00   60.00    32.00   80.50   78.40   52.80
--------------------------------------------------------------------------------
     PEER GROUP INDEX           100.00   37.97    28.81   72.28   65.12   15.43
--------------------------------------------------------------------------------
     AMEX MARKERT INDEX         100.00  115.62   113.73  130.78  128.08  117.99
--------------------------------------------------------------------------------

                     ASSUMES $100 INVESTED ON JULY 1, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 2002

         Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be incorporated by reference into any such filings.

Report of the Audit Committee of the Board of Directors

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

         Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent auditors and the Company's management, the Audit Committee recommended to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K.

                                                  Respectfully Submitted,

                                                  Charles J. Casamento, Chairman
                                                  Robert F. Allnutt
                                                  M. Ross Johnson

                              CERTAIN TRANSACTIONS

         The Company's Restated Certificate of Incorporation provides that, pursuant to Delaware Law, directors of the Company shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctions or other forms of non-monetary relief remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibility under any other law, such as the federal securities laws. The Company has entered into Indemnification Agreements with each of its officers and directors that obligate the Company to indemnify them as permitted by applicable law.

         See "Employment and Consulting Agreements" for a description of certain arrangements and transactions with executive officers and directors.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 2002, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

    Directors,                       Shares               Percent of
    Officers and 5%                  Beneficially         Common Stock
    Stockholders (1)                 Owned (2)            Beneficially Owned (2)
    ----------------------------------------------------------------------------
    Robert F. Allnutt                   68,834(3)                   *
    Charles J. Casamento                34,334(4)                   *
    James H. Coleman                   238,048(5)                  1.4
    Carl W. Cotman, Ph.D.              206,668(6)                  1.2
    Joann L. Data, M.D., Ph.D.          37,500(7)                   *
    M. Ross Johnson, Ph.D.                  --                      *
    Maria S. Messinger, CPA             65,001(8)                   *
    Gary A. Rogers, Ph.D.              229,201(9)                  1.3
    Vincent F. Simmon, Ph.D.           632,434(10)                 3.6
    Roger G. Stoll, Ph.D.              225,000(11)                 1.3
    All officers and directors
       as a group (10 persons)       1,737,020(12)                 9.6
    --------------------------
    *   Less than one percent

    (1) Except as otherwise indicated, the address of such beneficial owner is at the Company's principal executive offices, 15231 Barranca Parkway, Irvine, California 92618.
    (2) Applicable percentage of ownership at September 30, 2002 is based upon 16,853,659 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2002 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.
    (3) Includes 42,834 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (4) Includes 34,334 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (5) Includes 150,001 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (6) Includes 108,668 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (7) Includes 37,500 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (8) Includes 65,001 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.

    (9) Includes 149,334 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (10) Includes 523,334 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.

    (11) Includes 200,000 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.
    (12) Includes 1,311,006 shares that may be purchased upon exercise of options within 60 days of September 30, 2002.

         The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

                                  PROPOSAL TWO

          AMENDMENT TO 1996 STOCK INCENTIVE PLAN TO INCREASE AUTHORIZED
             NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 3,574,359
                               TO 7,074,359 SHARES

         The Board of Directors adopted the 1996 Stock Incentive Plan ("1996 Stock Incentive Plan") on October 25, 1996 and the stockholders approved it on December 12, 1996. On December 11, 2001 and October 8, 2002, the Board of Directors amended and restated the 1996 Stock Incentive Plan to modify the terms of the provision relating to formula grants to non-employee directors, as discussed in more detail below in the section entitled "Formula Grants to Non-Employee Directors." The primary purposes of the 1996 Stock Incentive Plan are (a) to enhance the Company's ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. The 1996 Stock Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code.

         At the time of its adoption, the 1996 Stock Incentive Plan authorized the sale of up to 2,402,319 shares of Common Stock. The 1996 Stock Incentive Plan provides that on the last day of each fiscal year of the Company, a number of shares equal to twenty percent (20%) of the increase in the number of shares of Common Stock outstanding since the last day of the previous fiscal year (except in the case of fiscal year ending June 30, 1997, in which case the added shares of Common Stock shall equal twenty percent (20%) of the increase in the number of shares of Common Stock outstanding since October 25, 1996) shall be added to the aggregate number of shares authorized for issuance under the 1996 Stock Incentive Plan. Based on the number of shares of Common Stock outstanding on June 30, 2002, the aggregate number of shares of Common Stock authorized for issuance under the 1996 Stock Incentive Plan as of such date was 3,574,359. On August 13, 2002 and October 8, 2002, the Company's Board of Directors approved increases in the authorized number of shares of Common Stock purchasable under the 1996 Stock Incentive Plan by 150,000 and 3,350,000, respectively. Officers and directors of the Company are eligible to participate under the 1996 Stock Incentive Plan, and have a substantial direct interest in the approval of the amendment to the 1996 Stock Incentive Plan.

Vote Required; Board of Directors' Recommendation

         Approval of the amendment to the 1996 Stock Incentive Plan to increase the number of shares purchasable thereunder from 3,574,359 to 7,074,359 shares will require the affirmative vote of the holders of a majority of the shares of outstanding Common Stock present or represented at the Annual Meeting of Stockholders and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. The Board of Directors recommends that you vote FOR the approval of the amendment to the 1996 Stock

Incentive Plan. Proxies solicited by management for which no specific direction is included will be voted FOR approval of the 1996 Stock Incentive Plan.

Summary of 1996 Stock Incentive Plan

         The essential features of the 1996 Stock Incentive Plan are summarized below. This summary does not purport to be a complete description of the 1996 Stock Incentive Plan. The Company's stockholders may obtain a copy of the 1996 Stock Incentive Plan upon written request to the Secretary of the Company, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618.

         The 1996 Stock Incentive Plan was adopted by the Board of Directors on October 25, 1996 and approved by the Company's stockholders on December 12, 1996. As of June 30, 2002, the 1996 Stock Incentive Plan provided for the grant by the Company to its officers, directors, employees and certain other service providers of options and/or rights to purchase up to an aggregate of 3,574,359 shares of Common Stock. On August 13, 2002 and October 8, 2002, the Company's Board of Directors approved increases in the authorized number of shares of Common Stock purchasable under the 1996 Stock Incentive Plan by 150,000 shares and 3,350,000 shares, respectively. As of the record date, October 24, 2002, approximately nine officers and directors of the Company, and 18 other employees were eligible to participate.

         The 1996 Stock Incentive Plan provides that it is to be administered by the Board of Directors or a committee, consisting of two (2) or more members, appointed by the Board (the "Administrator"). The Board of Directors has delegated the duties of Administrator to the Compensation Committee, which is comprised of three non-employee directors, all of whom are eligible to participate in the 1996 Stock Incentive Plan. The Administrator has broad discretion to determine the persons entitled to receive options and/or rights to purchase under the 1996 Stock Incentive Plan, the terms and conditions on which options and/or rights to purchase are granted and the number of shares subject thereto. The Administrator also has discretion to determine the nature of the consideration to be paid upon the exercise of an option and/or right to purchase granted under the 1996 Stock Incentive Plan.

         Options granted under the 1996 Stock Incentive Plan may be either "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code (the "Code"), or "nonqualified stock options," as determined by the Administrator. Options may be granted under the 1996 Stock Incentive Plan for terms of up to ten (10) years (five (5) years with respect to optionees who own at least 10% of the outstanding stock of the Company). The exercise price of incentive options shall not be less than the fair market value of such shares on the date on which the incentive option is granted; provided, however, that the exercise price with respect to incentive options shall not be less than 110% of fair market value if the person to whom shares are granted owns 10% or more of the outstanding stock of the Company. The exercise price of the shares of Common Stock covered by each nonqualified option granted under the 1996 Stock Incentive Plan shall not be less than 85% of fair market value of such shares on the date on which the nonqualified option is granted. No optionee may be granted incentive stock options under the 1996 Stock Incentive Plan to the extent that the aggregate fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which incentive options are exercisable for the first time by the optionee during any calendar year would exceed $100,000. There is a limitation on the amount of nonqualified stock options and/or rights to purchase which may be granted to any participant under the 1996 Stock Incentive Plan of no more than 500,000 shares of Common Stock that may be acquired in any one calendar year.

         There is no minimum purchase price for restricted shares to be issued under the 1996 Stock Incentive Plan. Without limiting the generality of the foregoing, the Administrator may determine to issue restricted shares as consideration for continued employment or the achievement of specified performance goals or objectives.

         Neither options nor rights to purchase granted under the 1996 Stock Incentive Plan are assignable. Each Option shall vest and be exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator.

         In the event that the Company at any time proposes to merge into, consolidate with or enter into any other reorganization (including the sale of substantially all of its assets or a "reverse" merger in which the Company is the surviving entity pursuant to which the ownership of the outstanding voting capital shall change by at least 50%), the vesting of all options and restricted shares shall be automatically accelerated, and the Administrator may, in its discretion, provide for additional adjustments to such terms in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or rights to purchase.

         Payment for shares upon exercise of an option or upon issuance of restricted stock must be made in full at the time of exercise, or issuance with respect to restricted stock.

         The form of consideration payable upon exercise of an option shall, at the discretion of the Administrator and subject to any legal restrictions, be by
(a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

         The Purchase Price per share of Restricted Stock by each Right to Purchase shall be determined by the Administrator. Subject to any legal restrictions, payment of the Purchase Price upon acceptance of a Right to Purchase Restricted Stock may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

Amendment and Termination of the 1996 Stock Incentive Plan

         The 1996 Stock Incentive Plan may be altered, amended, suspended or terminated by the Board at any time. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain stockholder approval of any amendment or modification to the 1996 Stock Incentive Plan. No amendment, modification or termination of the 1996 Stock Incentive Plan shall affect or impair any rights or obligations under any option or right to purchase restricted stock granted prior to the date of such amendment, modification or termination without the consent of the holder of such option or right to purchase restricted stock. Unless previously terminated by the Board, the 1996 Stock Incentive Plan will terminate on October 25, 2006.

Formula Grants to Non-Employee Directors

         Each non-employee director (other than those who serve on the Board of Directors to oversee an investment in the Company) shall be automatically granted (i) Nonqualified Options to purchase 30,000 shares of Common Stock upon commencement of service as a director of the Company, and (ii) Nonqualified Options to purchase 25,000 shares of Common Stock at each annual meeting of the Company's stockholders (including any meeting coincident with the commencement of service as a director). These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33 1/3% on each anniversary date of the dates of grant, and will otherwise be subject to the terms and provisions of the 1996 Stock Incentive Plan. These nonqualified option grants do not apply to non-employee directors who serve on the Board of Directors to oversee an investment in the Company. Nonqualified option grants for such non-employee directors, if appropriate, will be determined separately.

Summary of Federal Income Tax Consequences of 1996 Stock Incentive Plan

         The following is a summary of certain federal income tax consequences of participation in the 1996 Stock Incentive Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 1996 Stock Incentive Plan may also have consequences under state and local tax laws, which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

         Incentive Options. No taxable income is recognized by an optionee under the 1996 Stock Incentive Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event occurs upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized depends upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (1) one year after the date of exercise of the option, and (2) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee's death) before the expiration of either of the one-year or two-year periods described above constitutes a "disqualifying disposition." A disqualifying disposition involving a sale or exchange results in ordinary income to the optionee in an amount equal to the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price or (2) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above is taxed as capital gain. A disqualifying disposition as a result of a gift results in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition is treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions are treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period, which currently is more than one year for long-term capital gains. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an incentive option.

         The exercise of an incentive option may result in items of "tax preference" for purposes of the "alternative minimum tax." Alternative minimum tax is imposed on an individual's income only if the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee's regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

         Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee is subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee is required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired is equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of Common Stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there is no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged, however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above. The new shares received by the optionee, up to the number of the old shares exchanged, have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the new shares received have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares is a capital gain or loss and is treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period, which is currently more than one year for long-term capital gains.

         Restricted Stock. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event occurs on each date the participant's ownership rights vest (e.g., when the Company's repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes does not commence until the date the shares vest. The participant recognizes ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee is subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant is required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant's basis in the shares is equal to the purchase price, if any, increased by the amount of ordinary income recognized.

         If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant recognizes ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

         Tax Withholding. Under the 1996 Stock Incentive Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any options exercised or restricted stock granted under the 1996 Stock Incentive Plan. To the extent permissible under applicable tax, securities, and other laws, the administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (1) directing the Company to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (2) delivering to the Company shares of Common Stock owned by the participant.

New Plan Benefits

         The Company believes that the benefits or amounts that have been received or will be received by any participant under the 1996 Stock Incentive Plan cannot be determined.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth information regarding outstanding options, warrants and rights and shares reserved for future issuance under the Company's existing equity compensation plans as of June 30, 2002. The Company's sole stockholder approved equity compensation plan consists of the 1996 Stock Incentive Plan. The Company does not have any non-stockholder approved equity compensation plans.

--------------------------------------------------------------------------------------------------------------
                                                                                       Number of securities
                                                                                      remaining available for
                              Number of securities to be                               future issuance under
                                issued upon exercise of   Weighted-average exercise  equity compensation plans
                                 outstanding options,       price of outstanding        as of June 30, 2002
                               warrants and rights as of    options, warrants and      (excluding securities
                                     June 30, 2002                 rights            reflected in column (a))
        Plan Category                     (a)                        (b)                      (c) (1)
--------------------------------------------------------------------------------------------------------------
Equity compensation plans              2,628,415                   $1.58                      372,596
approved by security holders
--------------------------------------------------------------------------------------------------------------
Equity compensation plans not                ---                     ---                          ---
approved by security holders
--------------------------------------------------------------------------------------------------------------
Total                                  2,628,415                   $1.58                      372,596
--------------------------------------------------------------------------------------------------------------

(1) The Company's sole equity compensation plan, the 1996 Stock Incentive Plan, provides that on the last day of each fiscal year of the Company, a number of shares equal to twenty percent (20%) of the increase in the number of shares of Common Stock outstanding since the last day of the previous fiscal year (except in the case of fiscal year ending June 30, 1997, in which case the added shares of Common Stock shall equal twenty percent (20%) of the increase in the number of shares of Common Stock outstanding since October 25, 1996) shall be added to the aggregate number of shares authorized for issuance under the 1996 Stock Incentive Plan. The foregoing table takes into account all adjustments through June 30, 2002.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee has recommended, and the Board of Directors has selected, Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending June 30, 2003. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. If this proposal is not approved, the Audit Committee shall reconsider the proposal and submit its recommendation to the Board of Directors.

         Ernst & Young LLP has audited the Company's financial statements since its fiscal year ended June 30, 1991. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Company's Board of Directors recommends that you vote FOR the ratification of Ernst & Young LLP as its independent auditors for the fiscal year ending June 30, 2003. Proxies solicited by management for which no specific direction is included will be voted FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 2003.

         Audit Fees

         The aggregate fees billed by Ernst & Young LLP for professional services for the audit of the Company's financial statements for the fiscal year ended June 30, 2002 and the review of financial statements included in the Company's Forms 10-Q for fiscal 2002 were $46,700.

         Financial Information Systems Design and Implementation Fees

         Ernst & Young did not provide, did not bill and was not paid any fees in fiscal 2002 for financial information systems design and implementation services.

         All Other Fees

         The aggregate fees billed to the Company for all other services rendered by Ernst & Young LLP to the Company in fiscal 2002 were $48,300.

         The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Ernst & Young LLP and the fees paid therefor in fiscal 2002 were compatible with maintaining Ernst & Young LLP's independence.

                              STOCKHOLDER PROPOSALS

         Any stockholder desiring to submit a proposal for action at the 2003 Annual Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 15231 Barranca Parkway, Irvine, California 92618, addressed to the Secretary, no later than July 8, 2003 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

         Additionally, under Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company's 2003 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company's proxy statement may be submitted until September 21, 2003; thereafter, the Company will use its voting authority as described above.

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2002, all of the Company's officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

                          TRANSACTION OF OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

         Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 30, 2002. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CORTEX PHARMACEUTICALS, INC., 15231 BARRANCA PARKWAY, IRVINE, CALIFORNIA 92618.

                                              By Order of the Board of Directors


                                              Maria S. Messinger, CPA
                                              Secretary

November 5, 2002

                          CORTEX PHARMACEUTICALS, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS

      Roger G. Stoll, Ph.D., with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in Cortex Pharmaceuticals, Inc. at the Annual Meeting of Stockholders on December 16, 2002, and at any postponement and adjournment thereof, to be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, at 10:30 a.m. Pacific Time.

Management recommends that you vote FOR Proposals 1,2 and 3.

1.    PROPOSAL 1 ELECTION OF DIRECTORS.

      [_]   FOR all Nominees listed below         [_]   WITHHOLD AUTHORITY to
            (except as indicated to the                 vote for all Nominees
            contrary below)                             listed below

      Robert F. Allnutt, Charles J. Casamento, Carl W. Cotman, Ph.D., M. Ross Johnson, Ph.D. and Roger G. Stoll, Ph.D.

      INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.

2. PROPOSAL 2 AMENDMENT TO 1996 STOCK INCENTIVE PLAN TO INCREASE AUTHORIZED NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 3,574,359 TO 7,074,359 SHARES.

      [_]    FOR                    [_]    AGAINST               [_]   ABSTAIN

3. PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2003.

      [_]    FOR                    [_]    AGAINST               [_]   ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

                              [Front of Proxy Card]

         THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSALS 2 AND 3.

                                     Please sign exactly as name appears hereon.






                                     Date: __________________, 2002


                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.



                              [Back of Proxy Card]